Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOTV Media Networks Inc.

Beverly Hills, California

United States of America

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated July 1, 2016, relating to the consolidated financial statements of FOTV Media Networks Inc., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO LLP

London, United Kingdom

July 1, 2016